Exbibit 10.7

                                 PROMISSORY NOTE




TO: SMTC MANUFACTURING CORPORATION OF NORTH CAROLINA
                                                     NOTE DATE:  JANUARY 8, 2001

FOR VALUE RECEIVED the undersigned promises to pay to SMTC MANUFACTURING CORPORATION OF NORTH CAROLINA ("SMTC") the principal sum of $6,052,824.04 in lawful money of the United States, together with interest on the outstanding principal amount thereof accruing from January 8, 2001, provided that and if the undersigned makes a first installment in the amount of $250,000 on or before January 15, 2001, then no interest will accrue on the amount of such installment from January 8 to January 15, 2001. Such first installment will be applied entirely toward the principal amount owing. All future payments will be amortized over a 50-week period beginning on January 8, 2001. Each installment will be wire transferred on the first day of each week that is a business day in Toronto, Ontario and St. Louis, Missouri to the account and bank designated in writing by SMTC from time to time.

Interest will be calculated at a rate equal to 12% per annum both before and after maturity, default and judgment and until actual payment. The payment schedule is outlined below and all dates are for calendar year 2001. The amounts set forth below represent blended payments of principal and interest.

         1) The first installment on or before January 15th in the amount of $250,000.00.
         2) Seven (7) weekly installments from January 15-February
            26th, in the amounts of $50,000.00 each.
         3) Forty-two (42)weekly installments from March 5th-December 17th in the amounts of $125,000.00 each.
         4) One (1) final "balloon" payment of $603,631 on December 24th, 2001.

It is understood that changes to the payment schedule set forth above may occur based solely on the conditions outlined in SMTC's letter of January 16, 2001, which modifies the payments based solely on some future purchases, and in the Addendum attached to this note. Failure on the part of the undersigned to make any single payment on the date outlined in this note will put the undersigned in default of the entire promissory note and make the full amount both past due (inclusive or interest) and not yet due immediately owing and payable to SMTC.

The undersigned expressly waives presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour of or with respect to this note.

The undersigned may prepay this note in whole or in part at any time. Each prepayment will be applied first to accrued interest and second, if any is remaining, to the reduction of the principal amount outstanding at the time of such prepayment. Any prepayment less than the full amount of principal and interest outstanding at the time of such prepayment may have the effect of reducing the

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term of this note and the number of installments required to repay the full amount due under this note, but shall not otherwise alter the obligation of the undersigned to make payments in accordance with the payment schedule set forth above.

This note will be governed by, and construed in accordance with, the laws of the Province of Ontario, Canada.


                  DATED AT ______ AS OF THE 8TH DAY OF JANUARY, 2001.



                                   NX NETWORKS, INC.

                                   BY:  /S/ STEVE ROBERTS

                                   NAME:  STEVE ROBERTS
                                   TITLE: COO

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                           ADDENDUM TO PROMISSORY NOTE


This addendum to the promissory note dated as of January 8, 2001 given by NX Networks Inc. in favour of SMTC Manufacturing Corporation of North Carolina (the "NOTE"), allows for the following to occur:

Provided that NX Networks Inc. fulfils its obligation to make all 50 Note payments in the amounts and on the dates as outlined in the Note, SMTC will reduce the final "balloon" payment (which currently calls for a payment in the amount of $603,631.88 on December 24, 2001) by an amount equal to the difference between the amount of interest that is payable under the Note (based on an interest rate of 12% per annum) and the amount of interest that would have been charged over the term of the Note (based on the payment schedule set forth in the Note) had the Note been drawn up with an interest rate of 9.75% per annum.

Should NX Networks Inc. fail to make any of these payments and/or fail to make any other payments for future purchases within the terms of payment offered by SMTC, then this Addendum becomes null and void.

It is understood that that the principal amount of the Note has been calculated by SMTC based upon support material and back-up documentation (excel spreadsheets) "Support Materials" provided by it to Nx Networks in an e-mail of February 7, 2001. On or before February 28, 2001, Nx Networks shall identify to SMTC any areas of dispute as to the amount of the Note, based upon Nx Networks' review of the Support Material provided by SMTC; provided, however, that Nx Networks may only dispute the amount of the Note based upon: (1) quantity of materials, (2) the cost to SMTC of the materials or (3) whether the materials were purchased for use in the manufacture of products for Nx Networks. In the event Nx Networks identifies such a discrepancy between the Support Material and the amount of the Note with which SMTC concurs, an appropriate adjustment will be made to the Note (including a reallocation of interest paid to date). If Nx Networks identifies such a discrepancy between the Support Materials and the amount of the Note with which SMTC does not concur, then Nx Networks will continue to pay the Note until the dispute is resolved, which may be in a court of law. At the time the dispute is resolved, an appropriate adjustment will be made to the Note (including a reallocation of interest paid to date) if the resolution evidences a discrepancy between the Support Material and the amount of the Note.


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                                [SMTC Letterhead]




January 16, 2001




Mr. P. Kendrick
Vice President and Chief Financial Officer
NX Networks Inc.
13595 Dulles Technology Drive                WITHOUT  PREJUDICE
Herndon, Virginia
20171




Dear Mr. Kendrick

As we discussed last evening we need to have a documented plan, agreed to and signed off, for the repayment of all past due monies owed, inclusive of inventories, WIP, and finished products. It also has to outline how we will operate in the future with respect to new purchases by NX Networks Inc. I believe that through these discussions we both fully understand and agree to the following. NX Networks Inc. does not wish to pay for product that is already at the sub assembly level or even finished state in a Promissory Note, and then be asked to pay C.O.D. for these same future purchases. On the other hand SMTC Manufacturing of North Carolina, while willing to continue to produce product for NX Networks Inc., will not incur any further risk in the form of offering credit terms for these purchases. In addition they expect to paid for all past due monies owed in an interest bearing Promissory Note within this year.

With this in mind it is my suggestion that the following occur. There is an immediate need to agree to the terms of the Promissory Note and have this signed and returned. The amount of this Note is $6,052,820.04. I have provided the backup material to support this figure, as well as the amortization schedule, in an addendum to this letter. This amount will be further reduced by the amount of $250,000.00 when we receive confirmation of your most current payment. The payments, as per your request, would begin at $50,000.00 per week for the weeks beginning January 15 through to and inclusive of February 26. Payments would then increase to $125,000.00 per week for 42 weeks beginning with March 5, 2001 and ending December 17, 2001. One final "balloon payment would be made on December 24th, 2001 in the amount of $603,631.88. All payments will be wire transferred on the first common business day of both Toronto, Ontario and St Louis, Missouri to the account and bank designated in writing by SMTC from time to time.

With respect to future purchases these would be on a C.O.D. basis, until SMTC at their sole discretion decides to re-evaluate your financial situation and to consider offering credit terms. Having said this and trying to work through the issue of some of these purchases potentially being already partially invoiced and included in the Promissory Note, let me suggest the following.

New Purchases

All new orders will be compared against the various and sundry components which may already be included in the Promissory Note. Where it is deemed that there is no commonality of semi components or raw materials then it will be the responsibility of SMTC to source the raw materials and produce the finished products. Where the costs associated with the procurement of these raw materials are in excess of $100,000.00, then NX Networks may be asked to make a

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prepayment to cover these costs prior to the materials being purchased. This will be at the sole discretion of SMTC. Regardless, payment terms for all such purchases will be made by NX Networks Inc. on a C.O.D. basis

For those orders in which there are some raw materials and or sub assemblies already included in the Promissory Note the following will occur. An evaluation of all other materials required in the manufacturing process will be done and where it is deemed necessary to procure additional material in an amount that exceeds $100,000.00 then NX Networks may be asked to make a prepayment to cover the cost prior to the materials being purchased. Again this would be at the sole discretion of SMTC.

Once the products under this second scenario had been manufactured and are available for shipment then the value of the materials already included in the Note would be compared with that weeks' Note installment. Where the value of the materials already in the Note was greater than that weeks' Note installment then no Note payment would be made for that one week. The Note however would be reduced by this same material value. Assuming a weekly Note installment of $125,000.00, an example of this would be.


         Total New Order Value:                               $200,000.00

         Existing Materials Used:   $75,000.00
             (already in Note)
         Sub Assemblies Used:       $80,000.00
         (already in Note)
         New Materials and Labour: $45,000.00

NX Networks would make a C.O.D. payment in the amount of $200,000.00 and forgo that week's Note Payment. The Note would be reduced upon receipt of the $200,000.00 by $155,000.00.

Where the value of the materials was less than the Note installment then NX Networks Inc. would make up the difference in their weekly payment. . Assuming a weekly Note installment of $125,000.00, an example of this would be.


         Total New Order Value:                               $200,000.00

         Existing Materials Used:   $50,000.00
             (already in Note)
         Sub Assemblies Used:       $50,000.00
         (already in Note)
         New Materials and Labour: $100,000.00

Nx Networks would make a C.O.D. payment in the amount of $200,000.00 and make a payment toward the Note of $25,000.00. The Note would be reduced by this $25,000.00 payment and further reduced by the $100,000.00 of materials and sub assemblies already produced, once the $200,000.00 had been received and deposited.


I trust that this clearly outlines the path for moving forward. I have included with this letter a copy of the Promissory Note which requires your signature or that of another Officer of the Company. As we have previously discussed the term of this repayment plan is clearly longer than we would have believed to be required. It is also understood and expected that NX Networks Inc. will make commercially reasonable effort to repay this Note in a more timely manner than currently agreed to, should additional financing or capital infusions become available over the term of the Note, that would be considered in excess of NX Networks reasonably forecasted capital needs. It is also understood that NX Networks will not give any preferential treatment to any other significant creditors by reducing their debt obligations to that creditor in a more timely manner.

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Should you have any questions please contact me as in order for SMTC to move forward on the production of any further orders we will require your agreement to this letter and the signing off of the enclosed Promissory Note.




                                                Yours truly




                                                /s/

                                                Dirk Mooney
                                                Credit Relations Manager